LifeVantage Announces Financial Results for the
Third Quarter of Fiscal 2020
Third Quarter Revenue of $56 million
Third Quarter Adjusted EBITDA Increased 26% Year over Year
Reiterates Fiscal 2020 Adjusted Earnings Per Share and EBITDA Guidance

Salt Lake City, UT, May 5, 2020, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its third quarter ended March 31, 2020.
Third Quarter Fiscal 2020 Summary*:
•Revenue of $56.1 million was up slightly from the prior year period;
•Revenue in the Americas declined 0.5% and revenue in Asia/Pacific & Europe increased 1.6%;
•Average revenue per account increased 8.6%;
•Total active accounts decreased 3.8% sequentially to 175,000, while declining year over year by 7.4%. The sequential decline included a 2.9% decline in distributors and a 4.4% decline in customers. On year over year basis, distributors declined 2.9% and customers declined 9.9%;
•Earnings per diluted share were $0.11, compared to $0.12 in the prior year period;
•Adjusted earnings per diluted share were $0.13, consistent with the prior year period;
•Adjusted EBITDA increased 26.4% to $5.1 million;
•Repurchased $2.0 million of common shares during the third quarter of fiscal 2020; and
•Strong balance sheet with $13.5 million of cash and no debt.
* All comparisons are on a year over year basis and compare the third quarter of fiscal 2020 to the third quarter of fiscal 2019, unless otherwise noted.
"We continued to generate strong gains in operating income and adjusted EBITDA during the third quarter while holding revenue consistent with the prior year period. While the current global health pandemic has had a modest negative impact on our business activities, our operating model and the recurring revenue base inherent in our subscription model is demonstrating resiliency across our global footprint and our strong balance sheet and robust cash flow position our company very well,” stated LifeVantage President and Chief Executive Officer, Darren Jensen.
“We are proud and appreciative of the significant effort from our employees and global network of distributors, in managing the changing and uncertain environment. We have quickly adapted to global health guidelines, and social distancing directives and have successfully and rapidly moved our global staff to working remotely. We have also successfully secured our global supply chain and continue to work closely with our production and logistics partners to ensure seamless supply for our customers. We are fulfilling all orders and are pleased with our continued operational capabilities. Distributors have successfully migrated their sales activities to social media and video conferencing. While there has been a negative impact on new account growth, beginning initially in greater China and Japan early in the quarter, recent promotions have begun to show promising results. We will continue to adapt our activities as necessary to drive revenue and profit growth. Despite the modest negative impact on new account growth, we remain on track to meet our fiscal 2020 expectations for adjusted EPS and adjusted EBITDA, while we now anticipate falling modestly below our previous revenue guidance range based on the business conditions we see today," continued Mr. Jensen.

Third Quarter Fiscal 2020 Results
For the third fiscal quarter ended March 31, 2020, the Company reported revenue of $56.1 million, a 0.1% increase over the third quarter of fiscal 2019. Revenue in the Americas for the third quarter declined 0.5% compared to the third quarter of fiscal 2019 and revenue in the Asia/Pacific & Europe region increased 1.6% compared to the third quarter of fiscal 2019. Revenue for the third quarter of fiscal 2020 was negatively impacted 0.1 million, or 0.2%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the third quarter of fiscal 2019.
Gross profit for the third quarter of fiscal 2020 was $47.0 million, or 83.8% of revenue, compared to $46.7 million, or 83.4% of revenue, for the same period in fiscal 2019. The increase in gross margin is primarily due to pricing updates implemented in January and February 2020 as well as decreased inventory obsolescence and handling costs and changes to our geographic and product sales mix.
Commissions and incentives expense for the third quarter of fiscal 2020 was $26.7 million, or 47.6% of revenue, compared to $27.2 million, or 48.6% of revenue, for the same period in fiscal 2019. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative expense (SG&A) for the third quarter of fiscal 2020 was $17.3 million, or 30.8% of revenue, compared to $17.3 million, or 30.9% of revenue, for the same period in fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2020 were $16.9 million, or 30.2% of revenue, compared to adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2019 of $17.1 million, or 30.5% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreases in employee compensation related expenses, partially offset by increased depreciation expenses associated with our investment in new technology assets that have been placed in service and increased expenses associated with third-party software and other professional service providers.
Operating income for the third quarter of fiscal 2020 was $3.0 million, or 5.4% of revenue, compared to $2.2 million, or 4.0% of revenue, for the third quarter of fiscal 2019. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the third quarter of fiscal 2020 was $3.4 million, or 6.0% of revenue, compared to $2.5 million, or 4.4% of revenue, for the third quarter of fiscal 2019.
Net income for the third quarter of fiscal 2020 was $1.7 million, or $0.11 per diluted share. This compares to net income for the third quarter of fiscal 2019 of $1.8 million, or $0.12 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the third quarter of fiscal 2020 declined 4.9% year over year, to $1.9 million, or $0.13 per diluted share. This compares to adjusted non-GAAP net income for the third quarter of fiscal 2019 of $2.0 million, or $0.13 per diluted share.
Adjusted EBITDA increased 26.4% to $5.1 million for the third quarter of fiscal 2020, compared to $4.0 million for the comparable period in fiscal 2019.
Fiscal 2020 First Nine Month Results
For the first nine months of fiscal 2020, the Company reported revenue of $173.5 million, an increase of 2.2% as compared to $169.8 million for the first nine months of fiscal 2019. Revenue in the Americas for the first nine months of fiscal 2020 increased 0.6% compared to the first nine months of fiscal 2019 and revenue in the Asia/Pacific & Europe region increased 6.5% compared to the first nine months of fiscal 2019. Revenue for the first nine months of fiscal 2020 was positively impacted $0.5 million, or 0.3%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the first nine months of fiscal 2019.
Gross profit for the first nine months of fiscal 2020 was $145.0 million, or 83.6% of revenue, compared to $141.5 million, or 83.4% of revenue, for the same period in fiscal 2019. The increase in gross margin is primarily due to pricing updates implemented in January 2020 as well as decreased inventory obsolescence and handling costs and changes to our geographic and product sales mix.

Commissions and incentives expense for the first nine months of fiscal 2020 was $82.7 million, or 47.6% of revenue, compared to $83.2 million, or 49.0% of revenue, for the same period in fiscal 2019. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative expense (SG&A) for the first nine months of fiscal 2020 was $53.1 million, or 30.6% of revenue, compared to $54.2 million, or 31.9% of revenue, for the same period in fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the first nine months of fiscal 2020 were $52.3 million, or 30.1% of revenue, compared to adjusted non-GAAP SG&A expenses for the first nine months of fiscal 2019 of $53.3 million, or 31.4% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreased event expenses resulting from a change in our event structure and timing cadence and decreases in employee compensation related expenses. These decreases were partially offset by increased depreciation expenses associated with our investment in new technology assets that have been placed in service, increased payment processing fees associated with our increased revenue and increased expenses associated with third-party software and other professional service providers.
Operating income for the first nine months of fiscal 2020 was $9.3 million, or 5.3% of revenue, compared to $4.1 million, or 2.4% of revenue, for the same period in fiscal 2019. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first nine months of fiscal 2020 was $10.0 million, or 5.8% of revenue, compared to $5.1 million, or 3.0% of revenue, for the same period in fiscal 2019.
Net income for the first nine months of fiscal 2020 was $7.7 million, or $0.53 per diluted share. This compares to net income for the first nine months of fiscal 2019 of $3.5 million, or $0.24 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the first nine months of fiscal 2020 increased 70.1% year over year, to $8.4 million, or $0.57 per diluted share. This compares to adjusted non-GAAP net income for the first nine months of fiscal 2019 of $4.9 million, or $0.33 per diluted share.
Adjusted EBITDA increased 49.3% to $15.8 million for the first nine months of fiscal 2020, compared to $10.6 million for the comparable period in fiscal 2019.
Balance Sheet & Liquidity
The Company generated $9.0 million of cash from operations during the first nine months of fiscal 2020 compared to generating $10.8 million in the comparable period of fiscal 2019. The Company's cash and cash equivalents at March 31, 2020 were $13.5 million, compared to $18.8 million at June 30, 2019. The Company repaid the remainder of its term loan during the third quarter of fiscal 2020 and has no debt outstanding at March 31, 2020, compared to $1.5 million of debt at June 30, 2019. During the third quarter of fiscal 2020, the Company utilized approximately $2.0 million of cash to repurchase 136,000 common shares under its share repurchase program.
Fiscal Year 2020 Guidance
The Company is reiterating its outlook for fiscal 2020 adjusted net income and adjusted EBITDA, and now anticipate fiscal 2020 revenue to be modestly below it prior revenue guidance range of approximately $235 million to $245 million in fiscal year 2020. The Company expects adjusted EBITDA of between $20 million to $22 million and adjusted earnings per share of $0.74 to $0.79. This guidance reflects the current trends in the business in light of the rapidly evolving COVID-19 environment and does not contemplate further deterioration to the global economic and operating environments as a result of future COVID-19 developments. The Company's adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during fiscal 2020. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2020 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, May 12 2020, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13702376, or (412) 317-6671 from international locations, and entering confirmation code 13702376.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	March 31, 2020	June 30, 2019
ASSETS
Current assets
Cash and cash equivalents	$13,464	$18,824
Accounts receivable	1,164	2,066
Income tax receivable	2,383	1,236
Inventory, net	14,740	13,753
Prepaid expenses and other	6,084	7,309
Total current assets	37,835	43,188

Property and equipment, net	7,384	7,131
Right-of-use assets	1,536	—
Intangible assets, net	884	983
Deferred income tax asset	941	2,693
Equity securities	2,205	—
Other long-term assets	1,548	1,278
TOTAL ASSETS	$52,333	$55,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,004	$5,180
Commissions payable	8,223	7,916
Income tax payable	—	592
Lease liabilities	1,843	—
Other accrued expenses	9,254	11,053
Current portion of long-term debt, net	—	1,454
Total current liabilities	23,324	26,195

Lease liabilities	23	—
Other long-term liabilities	388	1,879
Total liabilities	23,735	28,074
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,295 and 14,114 issued and outstanding as of March 31, 2020 and June 30, 2019, respectively	1	1
Additional paid-in capital	125,697	127,096
Accumulated deficit	(97,132)	(99,960)
Accumulated other comprehensive income	32	62
Total stockholders’ equity	28,598	27,199
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,333	$55,273

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenue, net	$56,077	$56,012	$173,547	$169,788
Cost of sales	9,095	9,270	28,515	28,263
Gross profit	46,982	46,742	145,032	141,525

Operating expenses:
Commissions and incentives	26,668	27,205	82,677	83,166
Selling, general and administrative	17,281	17,296	53,098	54,213
Total operating expenses	43,949	44,501	135,775	137,379
Operating income	3,033	2,241	9,257	4,146

Other expense:
Interest expense, net	(30)	(72)	(119)	(282)
Other expense, net	(337)	(11)	(565)	(132)
Total other expense	(367)	(83)	(684)	(414)
Income before income taxes	2,666	2,158	8,573	3,732
Income tax expense	(1,005)	(376)	(848)	(210)
Net income	$1,661	$1,782	$7,725	$3,522
Net income per share:
Basic	$0.12	$0.13	$0.55	$0.25
Diluted	$0.11	$0.12	$0.53	$0.24
Weighted-average shares outstanding:
Basic	14,252	14,165	14,054	14,027
Diluted	14,689	15,286	14,592	14,978

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
(In thousands)	2020		2019		2020		2019
Americas	$40,181	72%	$40,366	72%	$124,646	72%	$123,885	73%
Asia/Pacific & Europe	15,896	28%	15,646	28%	48,901	28%	45,903	27%
Total	$56,077	100%	$56,012	100%	$173,547	100%	$169,788	100%

	Active Accounts
	(unaudited)

	As of March 31,
	2020		2019		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	44,000	67%	45,000	66%	(1,000)	(2.2)%
Asia/Pacific & Europe	22,000	33%	23,000	34%	(1,000)	(4.3)%
Total Active Independent Distributors	66,000	100%	68,000	100%	(2,000)	(2.9)%

Active Customers (2)
Americas	85,000	78%	98,000	81%	(13,000)	(13.3)%
Asia/Pacific & Europe	24,000	22%	23,000	19%	1,000	4.3%
Total Active Customers	109,000	100%	121,000	100%	(12,000)	(9.9)%

Active Accounts (3)
Americas	129,000	74%	143,000	76%	(14,000)	(9.8)%
Asia/Pacific & Europe	46,000	26%	46,000	24%	—	—%
Total Active Accounts	175,000	100%	189,000	100%	(14,000)	(7.4)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributor accounts and Active Customer accounts.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$1,661	$1,782	$7,725	$3,522
Interest Expense	30	72	119	282
Provision for income taxes	1,005	376	848	210
Depreciation and amortization(1)	708	478	1,953	1,356
Non-GAAP EBITDA:	3,404	2,708	10,645	5,370
Adjustments:
Stock compensation expense	1,163	1,083	4,081	4,136
Other expense, net	337	11	565	132
Other adjustments(2)	186	226	472	920
Total adjustments	1,686	1,320	5,118	5,188
Non-GAAP Adjusted EBITDA	$5,090	$4,028	$15,763	$10,558

(1) Includes $152,000 and $304,000 of accelerated depreciation related to a change in lease term for the three and nine months ended March 31, 2020, respectively.

(2) Other adjustments breakout:
Class-action lawsuit expenses	$182	$159	$369	$527
Executive team severance expenses, net	—	—	—	(79)
Other nonrecurring legal and accounting expenses	4	67	103	472
Total adjustments	$186	$226	$472	$920

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$1,661	$1,782	$7,725	$3,522
Adjustments:
Executive team severance expenses, net	—	—	—	(79)
Class-action lawsuit expenses	182	159	369	527
Other nonrecurring legal and accounting expenses	4	67	103	472
Accelerated depreciation related to change in lease term	152	—	304	—
Tax impact of adjustments	(127)	(39)	(141)	473
Total adjustments, net of tax	211	187	635	1,393
Non-GAAP Net Income:	$1,872	$1,969	$8,360	$4,915

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Diluted earnings per share, as reported	$0.11	$0.12	$0.53	$0.24
Total adjustments, net of tax	0.01	0.01	0.04	0.09
Non-GAAP adjusted diluted earnings per share(1)	$0.13	$0.13	$0.57	$0.33

(1) May not add due to rounding.